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                                                                  Exhibit (p)(3)

                                                                        Gartmore





             Code of Ethics

             As of March 31, 2001

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             GARTMORE

                                      INDEX
1.  INTRODUCTION ....................................................   1


2.  STATEMENT OF GENERAL PRINCIPLES .................................   2


3.  GENERAL PROHIBITIONS ............................................   2


4.  PERSONAL TRADING RESTRICTIONS ...................................   3


    (1) "FREE TO DEAL" ..............................................   3


    (2) PRE-CLEARANCE ...............................................   3


    (3) INITIAL PUBLIC OFFERINGS ("IPOS") ...........................   4


    (4) PRIVATE PLACEMENTS ..........................................   4


    (5) 30 DAY HOLDING PERIOD .......................................   4


    (6) BLACKOUT PERIOD .............................................   5


    (7) EXEMPTIONS ..................................................   6


5.  REPORTING, DISCLOSURE AND CERTIFICATION REQUIREMENTS ............   7


    (1) INITIAL HOLDINGS REPORTS ....................................   7


    (2) QUARTERLY REPORTS ...........................................   7


    (3) ANNUAL HOLDINGS REPORTS .....................................   8


    (4) CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS .............   9

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              GARTMORE

    (5) PERSONAL BROKERAGE ACCOUNTS ..................................     9


    (6) REVIEW OF REPORTS AND NOTIFICATION ...........................     9


6.  OTHER ............................................................    10


    (1) GIFTS ........................................................    10


    (2) DIRECTORSHIPS ................................................    10


7.  REPORTING OF VIOLATIONS TO THE BOARD .............................    11


8.  SANCTIONS ........................................................    11


9.  RETENTION OF RECORDS .............................................    11


10. ADDITIONAL MATTERS RELATING TO GARTMORE GLOBAL PARTNERS ("GGP") ..    12


    (1) MATERIAL CHANGES TO THE CODE OF ETHICS .......................    12


    (2) ANNUAL REPORTING BY GGP TO INVESTMENT COMPANY CLIENTS ........    12


DEFINITIONS ..........................................................    13

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             GARTMORE

1.  Introduction

Given the regulatory requirement for Gartmore Global Partners to have a Code of Ethics ("the Code") and in order to establish a uniform standard across the Gartmore companies and Villanova, Gartmore Group has adopted this Code, which complies with Rule 17j-1 (the "Rule") under the US Investment Company Act of 1940, as amended, (the "Act"). It is contrary to the Code for employees of Gartmore, in connection with the purchase or sale by such persons of securities held or to be acquired by any Client:

     . to employ any device or scheme to defraud a Client;

     . to make to a Client any untrue statement of a material fact or omit to state to a Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     . to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a Client; and

     . to engage in a manipulative practice with respect to a Client.

While affirming its confidence in the integrity and good faith of all of its employees, officers and directors, Gartmore recognises that certain personnel have or may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made on behalf of Clients. Furthermore, if such individuals engage in personal Covered Securities transactions, these individuals could be in a position where their personal interests may conflict with the interests of Clients. Accordingly, this Code is designed to prevent conduct that could create an actual or potential conflict of interest with any Gartmore Client.

This Code of Ethics applies to transactions in Covered Securities for personal accounts of each Access Person or Connected Person and any other accounts in which an Access Person or Connected Person has any beneficial ownership. It imposes certain investment restrictions and prohibitions and requires the reports set forth below. If an Access Person becomes aware of material non-public information or if a Client is active in a given Covered Security, some personnel may find themselves "frozen" in a

             CODE OF ETHICS                                                    1

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             GARTMORE

position. Gartmore will not bear any losses in personal accounts resulting from the implementation of any portion of the Code of Ethics. Trades made in violation of the Code should be unwound, if possible and any profits realised on such trades may be subject to disgorgement to a registered charity where the calculation of such profits will be on a "last in, first out" (LIFO) basis.

2.  Statement of General Principles

It is the duty of each Access Person to place the interests of Gartmore's or an Associate's Clients first at all times. Consistent with that duty, each Access Person must:

    . conduct all personal Covered Securities transactions in a manner that is consistent with this Code;

    . avoid any actual or potential conflict of personal interest with the interests of Gartmore's or an Associate's Clients; and

    . adhere to the fundamental standard that he or she should not take inappropriate advantage of his or her positions of trust and responsibility.

3.  General Prohibitions

    (a) Each Access Person shall keep all information pertaining to Clients' portfolio transactions confidential. No person with access to holdings, recommendations or pending transactions should disclose this information to any person, unless such disclosure is made in connection with his or her regular functions or duties. Special care should be taken to avoid disclosing information to anyone who would not have access to such information in the normal course of events.

    (b) No Access Person shall utilise information concerning prospective or actual portfolio transactions in any manner which might prove detrimental to the interests of a Client.

    (c) No Access Person shall use his or her position for their personal benefit, or attempt to cause a Client to purchase, sell or hold a particular Covered Security when that action may reasonably be expected to create a personal benefit for the Access Person.

             CODE OF ETHICS                                                    2

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             GARTMORE

    (d) No Access Person shall engage in any act, practice or course of conduct which would violate the provisions set forth in this Code.

4.  Personal Trading Restrictions

(1) "Free to deal"

    Access Persons must not sell where they do not already hold the security to be sold (e.g. short selling) and must not deal where they do not have the available cash to settle a transaction. While short sale activities are generally prohibited (including purchasing naked/uncovered puts, selling naked/uncovered calls or selling a security short where there is no corresponding long position) this provision does not restrict an Access Person from being able to hedge an existing long position by selling options or futures on broad-based indices such as the FTSE 100, Nikkei 225, S&P, Dow Jones, major European or sector indices.

    An Access Person must not undertake personal deals directly with a Client.

(2) Pre-clearance

    Every Access Person is required to pre-clear personal Covered Securities transactions (excluding those exempted in section 4.(7) below) with Compliance and a Director of Gartmore or any other person as authorised by the Board. Requests for pre-clearance must be made in writing on the `Approval to Deal' form. Transactions should not be placed for execution until pre-clearance approval has been received. Pre-clearance approval is good only for the day received. If for any reason the trade is not executed on the day on which pre-clearance approval is received, each Access Person must submit a new request and receive approval prior to placing any subsequent order.

    Where investment transactions require instruction by post, the date on which such instruction is issued must be the day on which pre-approval is received.

             CODE OF ETHICS                                                    3

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             GARTMORE

(3)    Initial Public Offerings ("IPOs")

       Outside of the US - Access Persons may apply for a non-US IPO where the security is available to `the general public' and pre-approval has been given by Compliance. In addition, Investment Personnel subsequently involved in the decision to participate in that IPO for a Client, must disclose their application/holding to the Gartmore Group Chief Investment Officer and Compliance who shall independently review the decision to apply for the Client.

       In the US - Access Persons must obtain prior approval from Villanova Compliance. Such approval to participate in a US IPO will be given in limited circumstances. Approval may be withheld if the reviewing Villanova Compliance personnel believe that an actual or potential conflict of interest exists with respect to any Client.

(4)    Private Placements

       Access Persons cannot acquire investments in private placement securities unless the transaction is specifically pre-cleared by the Gartmore Group Chief Investment Officer and is countersigned by UK Compliance for UK placements and Villanova Compliance for US placements. Such clearance would only be given if the placement is not or should not be reserved for Clients or is not being offered to the Access Person by virtue of their position within the Gartmore Group. In addition, Investment Personnel subsequently involved in the decision to purchase the security for a Client, must disclose their application/holding to the Gartmore Group Chief Investment Officer and Compliance who shall independently review the decision to apply for the Client.

(5)    30 Day Holding Period

       An Access Person shall not profit from the purchase and sale, or sale and purchase, of the same Covered Securities within thirty (30) calendar days.

             CODE OF ETHICS                                                    4

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             GARTMORE

(6)    Blackout Period

       Same Day

       Access Persons are prohibited from executing any personal Covered Securities transaction on a day when a Client of Gartmore Group has a pending buy or sell order in that same Covered Security. This prohibition shall be lifted once the Client order is executed or withdrawn for the Covered Security in question.

       Seven Day

       All Investment Personnel are prohibited from executing any personal Covered Securities transactions within seven (7) calendar days before or after the day any Client trades in that Covered Security.

       Transactions by Investment Personnel in Covered Securities falling within the seven (7) days following an earlier Client trade will have to be unwound.

       In the case of transactions by Investment Personnel in Covered Securities falling within the seven (7) days prior to a later Client trade, Compliance will review the facts. Such trades will generally be deemed exceptions to this rule if there is no evidence of any attempt to place personal interests ahead of those of a Client and either:

       (a) the firm's subsequent dealing was outside the control of the Investment Personnel; or

       (b) the Investment Personnel needed to trade in the interests of clients, and it can also be shown that the Investment Personnel could not have reasonably known that such a transaction was due to take place

       Covered Securities subject to an Embargo

       Access Persons are not permitted to deal in any Covered Security upon which Gartmore or an Associate has placed, for any reason, an embargo.

       Client with pending announcement of results

             CODE OF ETHICS                                                    5

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              GARTMORE

       Access Persons should not deal in the securities of a Client in the two-month period prior to the announcement of interim figures or the preliminary announcement of the annual figures. This rule does not extend to Clients where we manage only their pension scheme.

(7)    Exemptions

       The following trades in Covered Securities do not require pre-clearance but all reporting requirements should be complied with, as set out in section 5:

       (a) Purchases or sales which are non-volitional/1/ on the part of the Access Person;

       (b) Purchases which are part of an automatic dividend reinvestment plan;

       (c) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its Covered Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

       (d) Where an Access Person has delegated the management of his or her assets to a third party over which the Access Person does not exercise investment decisions;

       (e) Where a general exemption has been issued by Compliance; and

       (f) Options or futures on broad-based indices which in addition are not subject to the 30 day holding period above. Options and futures on commodities and currencies are not subject to this Code.

       In addition in respect of discretionary accounts the 30 day holding and black out period described above do not apply. An exemption may also be given, at Compliance's discretion, with respect to transactions relating to employee share option or similar schemes.
______________

/1/ Non-volitional purchases or sales are transactions, which do not involve a willing act or conscious decision on the part of the Access Person. For example, shares received or disposed of by an Access Person in a merger, re-capitalisation or similar transaction are considered non-volitional.

           CODE OF ETHICS                                                      6

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           GARTMORE

5.     REPORTING, DISCLOSURE AND CERTIFICATION REQUIREMENTS

(1)    Initial Holdings Reports

       All Access Persons shall disclose all personal Covered Securities holdings to Compliance. The Initial Holdings Report shall be made on the form to be provided and shall contain the following information:

       (a) the description, number of shares and cost of each Covered Security in which an Access Person had any direct or indirect beneficial ownership;

       (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held; and

       (c) the date that the report is submitted.

       All Access Persons employed by Gartmore shall submit an Initial Holdings Report to Compliance within ten (10) calendar days of the commencement of their employment. All Access Persons currently employed by the Gartmore Group shall submit an Initial Holdings Report within ten (10) calendar days of the effective date of this Code, 31st March 2001.

(2)    Quarterly Reports

       (a) All Access Persons shall submit to Compliance, a Quarterly Report of transactions in any Covered Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial interest. Quarterly Reports shall be made within ten (10) calendar days after the end of each calendar quarter. All Access Persons shall be required to submit a report for all quarters, including those in which no Covered Securities transactions were effected. The Quarterly Report shall be made on the form to be provided and shall include:

           (i) the date of each transaction, the description of the Covered Security, the interest rate and maturity date (if applicable), the number of shares, and the cost or proceeds of each Covered Security involved;

                    CODE OF ETHICS                                             7

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                     GARTMORE

           (ii) the nature of the transaction (i.e., purchase, sale or some other type of acquisition or disposition);

           (iii) the price at which the transaction was effected;

           (iv) the name of the broker, dealer or bank with or through whom the transaction was effected; and

           (v)   the date the report is submitted.

     (b) All Access Persons shall direct their brokers to supply, to Compliance, duplicate copies of all brokerage statements (where available) for all Covered Securities accounts maintained by the Access Person normally on a quarterly basis as part of the Quarterly Report.

           In addition, with respect to any account established by the Access Person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall report the following information:

           (i) the name of the broker, dealer or bank with whom the Access Person established the account;

           (ii)  the date the account was established; and

           (iii) the date the report is submitted.

(3)  Annual Holdings Reports

     All Access Persons shall disclose all personal Covered Securities holdings in an Annual Holdings Report on the form to be provided, within thirty (30) calendar days after the end of each calendar year.

     Annual Holdings Reports shall provide information on personal Covered Securities holdings that is current as of a date no more than thirty (30) days before the Annual Report is submitted. Such Annual Reports shall contain the following information:

            CODE OF ETHICS                                                     8

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              GARTMORE

     (a) the description, number of shares and cost of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

     (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Covered Securities are held for the direct or indirect benefit of the Access Person; and

     (c)  the date that the report is submitted.

(4)  Certification of Compliance with Code of Ethics

     All Access Persons shall certify annually that:

     (a) they have read and understand the Code and recognise that they are subject to its provisions;

     (b)  they have complied with the requirements of the Code; and

     (c) they have reported all personal Covered Securities transactions required to be reported pursuant to the requirements of the Code.

(5)  Personal Brokerage Accounts

     No Access Person shall open a personal brokerage account directly or indirectly without informing Compliance. Access Persons must not request, or receive from a broker, a financial benefit or special dealing facilities.

(6)  Review of Reports and Notification

     Compliance will review all brokerage account statements together with Quarterly, Initial and Annual Reports to detect conflicts of interest and abusive practices.

                  CODE OF ETHICS                                               9

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          GARTMORE

6.   OTHER

(1)  Gifts

     No Access Person shall seek or accept anything of more than de minimis value, either directly or indirectly, from brokers or other persons, who to the knowledge of an Access Person, do business or might do business with a Client or Gartmore. For purposes of this provision, the following gifts will not be considered to be in violation of this section:

     (a)  an occasional meal;

     (b) an occasional ticket to a sporting event, the theatre or comparable entertainment; and

     (c)  other gifts of nominal cost.

     All gifts received with a value in excess of [STERLING POUND]25 and hospitality with a value in excess of [STERLING POUND]50 (excluding meals in the course of Gartmore's business) must be cleared with your Line Manager and reported to Compliance by completing the respective "Gifts and Hospitality Notification Form" ensuring that the following information has been disclosed:

     (a)  details of the gift and/or hospitality;

     (b)  approximate value of the gift and/or hospitality; and

     (c) and name of the donor providing the gift and/or hospitality. The resale of all gifts and hospitality received is expressly forbidden.

     Any hospitality package which includes overseas travel and hotel accommodation can only be accepted providing the individual employee reimburses the donor for these respective costs.

(2)  Directorships

     Investment Personnel are prohibited from serving on the boards of directors of companies without prior authorisation from Compliance. Such authorisation will be based upon a determination that

          CODE OF ETHICS                                                      10

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                          GARTMORE

     the proposed board position would be consistent with the interests of Clients. Where service on a board of directors is authorised, employees serving as directors should be isolated from those making investment decisions regarding that company.

7.   Reporting of Violations to the Board

Compliance shall in a timely manner report all violations and apparent violations of this Code and the reporting requirements thereunder to the Gartmore Board.

8.   Sanctions

Upon discovering a violation of this Code, Gartmore Group may impose such sanctions as it deems appropriate including, among other things, issuing a letter of censure or suspension, terminating the employment of the violator or referring the matter to the appropriate regulatory or governmental authority.

9.   Retention of Records

Gartmore will, at its principal place of business, maintain records in an easily accessible place for five (5) years (in respect of (3) and (6) for two (2) years) in the manner and to the extent set out below and will make these records available to the U.S. Securities and Exchange Commission ("SEC") or any representative of the SEC at any time for reasonable periodic, special or other examination:

(1) A copy of this Code, or any Code which within the past five (5) years has been in effect;

(2) A record of any violation of this Code, and of any action taken as a result of such violation;

(3)  A copy of each report made by an Access Person pursuant to this Code;

(4) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports;

(5) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of Covered Securities in an IPO or a private placement, as described in sections

               CODE OF ETHICS                                                 11

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                GARTMORE

     4.(3) and 4.(4), respectively, of this Code, for at least five (5) years after the end of the fiscal year in which the approval is granted;

(6) A copy of each annual report required under section 6 for at least five (5) years after the end of the fiscal year in which it is made, the first two years in an accessible place.

10.  Additional Matters Relating to Gartmore Global Partners ("GGP")

(1)  Material Changes to the Code of Ethics

     GGP is required to obtain approval from each of its investment company Clients (US Mutual Funds) for any material changes to this Code within six
     (6) months of any such change.

(2)  Annual Reporting by GGP To Investment Company Clients

     Gartmore Global Partners shall prepare a written annual report relating to this Code to the board of each of its investment company Clients for which it acts as investment adviser or sub-adviser. This annual report shall

     (a) summarise existing procedures concerning personal investing and any changes in the procedures made during the past year;

     (b) identify any material violations requiring significant remedial action during the past year;

     (c) identify any recommended changes in the existing restrictions or procedures based upon experience, evolving industry practices or developments in applicable laws or regulations; and

     (d) certify that the Gartmore Group has adopted procedures reasonably necessary to prevent violation of this Code.

                 CODE OF ETHICS                                               12

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           GARTMORE

Definitions

"Access Person" means all Gartmore directors, senior management (being either grade 1 or 2), all employees within the Investment Division, Investment Administration, the Compliance and Risk departments, all employees with access to the `LandMark', `Paladign' and `GIS' systems, any other employee as notified to them by Compliance and Connected Persons of all of the before mentioned. This scope applies equally to any temporary or contract employee meeting these criteria.

"Associate" means any company within the Gartmore Group and any other person whose business or domestic relationship with Gartmore may reasonably be expected to give rise to a community of interest between them which may involve a conflict of interest in dealings with third parties.

"Beneficial ownership" means any direct or indirect financial interest in Covered Securities.

"Client" means any person to whom Gartmore Group or an Associate provides investment services.

"Connected Person" means in relation to an Access Person their spouse or partner and all of their children under the age of 18 and dealings by other persons, including trusts, private companies, or arrangements with any other party in which they or their spouse or partner has an effective voice in investment decisions.

"Covered Security" means any security or derivative instrument with the exception of commercial paper, high quality short term debt instruments, (including repurchase agreements), units in UK authorised unit trusts and open ended investment companies and units or shares in overseas open-ended investment vehicles where the unit or share price is determined by the net asset value rather than by supply and demand, banker's acceptances, bank certificates of deposit and direct obligations of the US or UK governments.

"Gartmore" means Gartmore Investment Management plc.

"Gartmore Group" means Gartmore Investment Management plc and any of its subsidiaries and any other company in respect of which Gartmore Investment Management plc exercises dominant influence.

"Investment Personnel" means any Gartmore employee (including temporary and contract staff) employed within the Investment Division and Connected Persons.

"Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

            CODE OF ETHICS                                                    13